                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                 SCHEDULE 14D-9
                               (AMENDMENT NO. 2)
               SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
            SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934


                           DAVIDSON GROWTH PLUS, L.P.
                           (Name of Subject Company)

                           DAVIDSON GROWTH PLUS, L.P.
                       (Name of Persons Filing Statement)


                     UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                     (CUSIP Number of Class of Securities)

                                PATRICK J. FOYE
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                           COLORADO CENTER, TOWER TWO
                  2000 SOUTH COLORADO BOULEVARD, SUITE 2-1000
                             DENVER, COLORADO 80222
                                 (303) 757-8101
   (Name, Address and Telephone Number of Person Authorized to Receive Notice and Communications on Behalf of the Person(s) Filing Statement)


                                    COPY TO:

                              Jonathan L. Friedman
                    Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue, 34th Floor
                         Los Angeles, California 90071
                                 (213) 687-5000





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ITEM 1.           SECURITY AND SUBJECT COMPANY.

                  This Statement relates to units of limited partnership interest of Davidson Growth Plus, L.P., a Delaware limited partnership (the "Partnership"), with its business address located at Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222.

ITEM 2.           TENDER OFFER OF THE BIDDER.

                  This Statement relates to a tender offer for units of the Partnership by AIMCO Properties, L.P., a Delaware limited partnership (the "AIMCO OP"), with its business address located at Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222.

ITEM 3.           IDENTITY AND BACKGROUND.

         (a) The name and business address of the Partnership, which is the person filing this Statement, are set forth in Item 1 above.

         (b) The tender offer is being made pursuant to an Litigation Settlement Offer, dated November 11, 1999 (the "Litigation Settlement Offer"), a copy of which is included as Exhibit
                  (a)(2) hereto. The information set forth in the Litigation Settlement Offer under "The Offer -- Section 9. Background and Reasons for the Offer" and "The Offer -- Section 11. Conflicts of Interest and Transactions with Affiliates" in the Litigation Settlement Offer is incorporated herein by reference.

ITEM 4.           THE SOLICITATION OR RECOMMENDATION.

         (a), (b) The information set forth in the Litigation Settlement Offer under "The Offer -- Section 10. Position of the General Partner of Your Partnership With Respect to the Offer" is incorporated herein by reference. In addition, the information regarding the general manager's position on the tender offer, in the Supplement dated December 16, 1999, Exhibit (a) (4) hereto, is incorporated herein by reference.

ITEM 5.           PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

                  Not applicable.


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ITEM 6.           RECENT TRANSACTIONS AND INTENT WITH RESPECT TO SECURITIES.

         (a) The information set forth in the Litigation Settlement Offer under "The Offer -- Section 9. Background and Reasons for the Offer -- Comparison of Consideration to Alternative Consideration -- Our Prior Tender Offer" and "The Offer --
                  Section 13. Certain Information Concerning Your Partnership -- Beneficial Ownership of Interests in Your Partnership" is incorporated herein by reference.

         (b)      Not applicable.

ITEM 7.           CERTAIN NEGOTIATIONS AND TRANSACTIONS BY THE SUBJECT COMPANY.

         (a) - (b)        Not applicable.

ITEM 8.           ADDITIONAL INFORMATION TO BE FURNISHED.

                  The Litigation Settlement Offer is incorporated herein by reference.

ITEM 9.           MATERIAL TO BE FILED AS EXHIBITS

         (a)(1) Letter to Limited Partners, dated November 11, 1999 (Previously filed).

         (a)(2)   Litigation Settlement Offer, dated November 11, 1999 (Exhibit
                  (a)(1) to the Schedule 14D-1 of AIMCO Properties, L.P., dated November 11, 1999, is incorporated herein by reference).

         (a)(3)   Letter of Transmittal, dated November 11, 1999 (Exhibit
                  (a)(2) to the Schedule 14D-1 of AIMCO Properties, L.P., dated November 11, 1999, is incorporated herein by reference).

         (a)(4) Supplement to the Litigation Settlement Offer, dated December 16, 1999, (Exhibit (a)(4) to Amendment No. 1 to Schedule 14D-1 of AIMCO Properties, L.P., dated December 16, 1999, is incorporated herein by reference).

         (b)      Not Applicable.

         (c)      Not Applicable.


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                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 16, 1999


                                        DAVIDSON GROWTH PLUS, L.P.
                                        a Delaware limited partnership



                                        By:      DAVIDSON GROWTH PLUS GP
                                                 CORPORATION
                                                 its General Partner


                                        By:      /s/ Patrick J. Foye
                                                 ------------------------------
                                                 Patrick J. Foye
                                                 Executive Vice President



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                                 EXHIBIT INDEX



EXHIBIT NO.                DESCRIPTION
-----------                -----------

         (a)(1)            Letter to Limited Partners, dated November 11, 1999
                           (Previously filed).

         (a)(2)            Litigation Settlement Offer, dated November 11, 1999
                           (Exhibit (a)(1) to the Schedule 14D-1 of AIMCO
                           Properties, L.P., dated November 11, 1999, is incorporated herein by reference).

         (a)(3)            Letter of Transmittal, dated November 11, 1999
                           (Exhibit (a)(2) to the Schedule 14D-1 of AIMCO
                           Properties, L.P., dated November 11, 1999, is incorporated herein by reference).

         (a)(4)            Supplement to the Litigation Settlement Offer, dated
                           December 16, 1999, (Exhibit (a)(4) to Amendment No.
                           1 to Schedule 14D-1 of AIMCO Properties, L.P., dated
                           December 16, 1999, is incorporated herein by reference).

         (b)               Not Applicable.

         (c)               Not Applicable.